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                              REINSURANCE AGREEMENT


                         referred to as the "Agreement"

                                     BETWEEN

                 STATE MUTUAL LIFE ASSURANCE COMPANY OF AMERICA

                                       OF

                            WORCESTER, MASSACHUSETTS


                                     #6092-1

                 referred to in this Agreement as the "Company"


                                       AND

                     LIFE REASSURANCE CORPORATION OF AMERICA

                                       OF

                              STAMFORD, CONNECTICUT


                   referred to in this Agreement as "Life Re"

                                   EFFECTIVE:

                                 JANUARY 1, 1995

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         The Company and Life Re mutually agree to reinsure on the terms and conditions set forth in this Agreement. This Agreement is solely between the Company and Life Re, and performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance shall any one other than the Company or Life Re have any rights under this Agreement

                                    ARTICLE I

                           DESCRIPTION OF REINSURANCE

1.     DESCRIPTION

       The Company will cede and Life Re will accept reinsurance of policies resulting from term conversions of life insurance policies, net of preexisting reinsurance, written by the Company and its affiliates that were coinsured by Protective Life Insurance Company and its affiliates under the terms of coinsurance agreements between Protective Life and its affiliates and the Company. The Company will retain the amount of risk set forth on Schedule A and Life Re will reinsure the remaining amount.

2.     COVERAGE

       Life Insurance is exclusively the coverage reinsured automatically under paragraph 1. The life insurance includes only basic policies and not term riders providing life insurance protection.




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                                   ARTICLE II

                              REINSURANCE LIABILITY

         The liability of Life Re on the reinsurance under this Agreement begins and ends at the same time the liability of the Company begins and ends regarding policies reinsured, but not before the execution of the policy conversion or exchange.

                                   ARTICLE III

                              AMOUNT OF REINSURANCE

1.       AMOUNTS

         Life reinsurance under this Agreement shall be on a yearly renewable term plan for 100% of the amount of risk under the policy reinsured. For the purposes of this Agreement, the amount at risk for a life insurance policy shall be:
         (a)     the face amount of the policy; less
         (b) the reserve of the policy as determined by the Company in accordance with Statutory Accounting Principles; less
         (c) amounts due, whether or not recoverable, from any other reinsurance agreement pertaining to the life insurance policy.

         The net amount at risk will be determined in a manner consistent with similar reinsurance under other agreements between the Company and Life Re. Amounts at risk may be determined by other methods, subject to prior written agreement between the Company and Life Re.


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         The net amount at risk will be determined in a manner consistent with similar reinsurance under other agreements between the Company and Life Re. Amounts at risk may be determined by other methods, subject to prior written agreement between the Company and Life Re.

2.       MINIMUM AMOUNTS

         Amounts of reinsurance less than $50,001 will not be ceded under this Agreement. The minimum in-force net amount at risk is $25,001. Amounts less than $25,001 will be recaptured.

                                   ARTICLE IV

                            PROCEDURES FOR REPORTING

1.       GENERAL INFORMATION

         Life Re will accept reinsurance on a self administered basis.

2.       MONTHLY STATEMENTS

         On the last business day of each calendar month, the Company will forward to Life Re a statement of premiums due, reserves, and policy data as shown in Part I of Schedule B. The statements will show the premium due on reinsurance for all policies renewing during the past month, accompanied by the annual premiums for such policies and the pro-rata adjustments for changes in reinsurance. The Company will remit a check for the balance indicated to Life Re along with the statement. If a balance is due the Company, it will be remitted by Life Re promptly.


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3.       ANNUAL REPORTS

         Within thirty days of the end of each calendar year, the Company will forward to Life Re a reinsurance report in substantial conformity with the report contained in Schedule B. In addition to the report, the Company will forward to Life Re a seriatim listing of reinsured cessions to support the reserve and inforce portions of the self-administered report.

                                    ARTICLE V

                                    PREMIUMS

1.       LIFE INSURANCE

         Premiums per $1,000 for life insurance rated standard and substandard are given in Part I of Schedule C. The premiums per $1,000 are applied to the amount of life reinsurance set forth in Article III. The rates shown shall be applied on a point-in-scale basis (using the original issue age and duration from the original issue). Substandard premiums are to be calculated utilizing the rates shown in Part I of Schedule C increased by 25% for each table rating. A policy fee, when applicable, is charged in each year in addition to the premium based on the amount of life insurance. Life Re anticipates that these premiums will be continued indefinitely for all business ceded under this Agreement. For the purpose of satisfying requirements for deficiency reserves imposed by various state insurance departments, Life Re will guaranty for renewal the greater of the premiums provided in this Agreement or premiums based on the 1980 CSO Table at 2.5% interest. When the Company charges a flat extra premium, whether alone or in addition to a premium based on a multiple table, the Company will pay this premium less the discounts detailed in Part II of


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Schedule C, on the reinsurance amount in addition to the standard or multiple table premium for the rating and plan of reinsurance. Life Re will not contribute to dividends paid by the Company unless noted in Part II of Schedule
C. If Life Re contributes to dividends, it will not participate in an increase in the dividend scale unless agreed to in writing prior to the effective date of the improved dividend scale.

2.       PREMIUM TAXES

         Life Re will not reimburse the Company for state premium taxes on reinsurance premiums received from the Company.

3.       PAYMENTS

         Premiums are payable annually in advance. If reinsurance is reduced, terminated, increased or reinstated during the year, pro-rata adjustments will be made by Life Re and the Company on all premium items except policy fees.

4.       NONPAYMENT OF REINSURANCE PREMIUMS

         Except as provided in Article XII. 4., the payment of reinsurance premiums shall be a condition precedent to the liability of Life Re under reinsurance covered by this Agreement. In the event of nonpayment of reinsurance premiums as provided in this Article, Life Re shall have the right to terminate the reinsurance under all policies having reinsurance premiums in arrears.


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5.       MISSTATEMENTS

         If the insured's age or sex was misstated and the amount of insurance on the policy is adjusted, the Company and Life Re will share the adjustments in proportion to the amount of liability of each party that would occur if the current agreements would have been in effect at the time of issuance of the misstated policy. Reinsurance premiums will be recalculated for the correct age or sex and amounts according to the proportion as above and adjusted without interest. If the insured is still alive, the method above will be used for past years and the amount of reinsurance and premium adjusted for the future to the amount that would have been correct at issued.

                                   ARTICLE VI

                                     CLAIMS

1.       NOTICE

         The Company shall notify Life Re promptly after receipt of any information on a claim where reinsurance is involved, and it shall furnish to Life Re as soon as possible the completed reinsurance claim form and copies of all claim papers and proofs.

2.       AUTHORIZATION FOR PAYMENT

         Life Re shall follow the decision of the Company on payment of a claim arising from a policy ceded to Life Re.


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3.       PAYMENT

         For life, additional indemnity, and accelerated death benefit claims and any other riders on the business coinsured by the Company that is reinsured by Life Re hereunder, Life Re shall pay its proportionate share of the reinsured amount at risk in a lump sum to the Company, without regard to the form of claim settlement of the Company. For a waiver of premium disability claim, the Company shall continue to pay premiums for reinsurance. Life Re shall pay its proportionate share of the disability benefits on the policy, including its share of the premiums for benefits that remain in effect during disability.

4.       EXPENSES

         Life Re shall share in the claim expense of any contest or compromise of a claim in the same proportion that the net amount at risk reinsured hereunder bears to the total net risk of the Company on all policies being contested by the Company, and it shall share in the total amount of any reduction in liability in the same proportion. Claim expense shall include, but not be limited to, cost of investigation, legal fees, court costs, and interest charges. Compensation of salaried officers and employees damages shall not be considered covered expenses.


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5.       MISSTATEMENTS

         In the event of an increase or reduction in the amount of insurance on any policy reinsured hereunder because of an overstatement or understatement of age or misstatement of sex, established after the death of the insured, the Company and Life Re shall share in such increase or reduction in proportion to their respective net amounts at risk under that policy.

6.       CONTESTED CLAIMS

         (a) The Company shall give Life Re prompt notice of any claim submitted on a policy reinsured hereunder and prompt notice of the instigation of any legal proceedings in connection therewith. Copies of proofs or other documents bearing on such claim or proceeding shall be furnished to Life Re when requested.

         (b) With respect to the administration, negotiation, payment, denial, or settlement of any claim or legal proceeding, the Company shall act with good faith and in accord with its standard practices applicable to all claims, whether reinsured or not. Life Re shall pay, at its Home Office, its share of net reinsurance liability upon receiving proper evidence of the Company's having settled with the claimant. Payment of net reinsurance liability on account of death or dismemberment shall be made in one lump sum. Net reinsurance liability is the reinsurance amount at risk (the death benefit reinsured less the cash value under the policy) plus any unusual expenses under the settlement of claims provisions.


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         (c)     If the Company should contest or compromise any claim or
proceeding and the amount of net liability thereby be reduced, or if at any time the Company should recover monies from any third party in connection with or arising out of any claim reinsured by Life Re, Life Re's reinsurance liability shall be reduced or Life Re shall share in the recovery, as the case may be, in the proportion that the net liability of Life Re bore to the total net liability existing as of the occurrence of the claim. As used in this section, "recovery" shall include, but not be limited to, settlements, judgements, awards and insurance payments of any kind.


         (d) Any unusual expenses incurred by the Company in defending or investigating a claim for policy liability or in taking up or rescinding a policy reinsured hereunder shall be participated in by Life Re in the same proportion as described in section (c), above.

         (e) In no event shall the following categories of expenses or liabilities be considered, for purposes of this Agreement, as "unusual expenses" or items of "net reinsurance liability:"

                 1.     routine investigative or administrative expenses;
                 2. expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits which the Company admits are payable; or

         (f) Life Re shall be liable for any and all compensatory charges in the proportion net reinsurance liability bears to the total net amount at risk.


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         (g)     In the event that the amount of insurance provided by a policy or policies reinsured hereunder is increased or reduced because of a misstatement of age or sex established after the death of the insured, the net reinsurance liability of Life Re shall increase or reduce in the proportion that the net reinsurance liability of Life Re bore to the sum of the net retained liability of the Company and the net liability of other reinsurers immediately prior to the discovery of such misstatement of age or sex. Reinsurance policies in force with Life Re shall be reformed on the basis of the adjusted amounts, using premiums and reserves applicable to the correct age and sex. Any adjustment in reinsurance premiums shall be made without interest. Life Re shall refund to the Company any reinsurance premiums, without interest, unearned as of the date of death of the life reinsured hereunder.

         (h) If the Company pays interest from a specific date, such as the date of death of the insured, on the contractual benefit of a policy reinsured under this Agreement, Life Re shall indemnify the Company for Life Re's share of such interest. Interest paid by Life Re under this section shall be computed at the same rate and commencing as of the same date as that paid by the Company. The computation of interest paid by Life Re under this section shall cease as of the earlier of (1) the date of payment of Life Re's share of reinsurance liability and (2) the date of termination of the period for which the reinsured has paid such interest.


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7.     ASSISTANCE AND ADVICE

       At the request of the Company, Life Re shall advise on any claim concerning business reinsured hereunder and, when such a claim appears to be of doubtful validity, it shall assist the Company in its determination of liability and in the best procedure to follow with respect to the claim.

8.     UNUSUAL EXPENSES

       Notwithstanding anything in this Agreement to the contrary, the term "unusual expenses" as used in this Agreement shall include, but not be limited to:

       (a) any extracontractual award (including, but limited to, punitive or exemplary damages) imposed against the Company by a court or regulatory body, except to the extent that the award is based on conduct of the Company which Life Re did not have knowledge of nor acquiesced in and which was in bad faith. For purposes of this provision, in determining whether the Company's conduct was in bad faith, the decision of the court or regulatory body will not be binding. Rather, the conduct will only be considered to have been in bad faith to the extent it deviates from accepted standards of conduct among those familiar with the operation of the insurance and reinsurance business; and

       (b) any legal fees and costs incurred by the Company in defending or investigating a claim for policy liability or in taking up or rescinding a policy reinsured under this Agreement.


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       For purposes of this Agreement, any penalties, attorney's fees, and interest imposed automatically by statute against the Company and arising solely out of judgement being rendered against the Company in a suit for policy benefits reinsured under this Agreement shall, in any event, be considered "unusual expenses."

                                   ARTICLE VII

                                     DAC TAX

       Life Re and the Company are both subject to taxation in the United States and hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation under Section 848 of the Internal Revenue Code of 1986, as amended.

       (a) The term "party" will refer to either Life Re or the Company as appropriate.

       (b) The terms used in this Article are defined by reference to Regulation 1.848-2. The term "net consideration" will refer to either net consideration as defined in Regulation Section 1.848-2(f) or gross amount of premiums and other consideration as defined in Regulation Section 1.848-3(b) as appropriate.

       (c) Each party shall attach a schedule to its federal income tax return which identifies the relevant reinsurance agreements for which the joint election under the Regulation has been made.


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       (d)      The party with net positive consideration, as defined in the
                Regulation promulgated under Code Section 848, for such agreement for each taxable year, shall capitalize specified policy acquisition expenses with respect to such agreement without regard to the general deductions limitation of Section 848(c)(1).

       (e) Each party agrees to exchange information pertaining to the amount of net consideration under such agreement each year to ensure consistency.

                                  ARTICLE VIII

                                    RECAPTURE

         The business ceded hereunder may not be recaptured by the Company.

                                   ARTICLE IX

                     REDUCTIONS, REINSTATEMENTS AND CHANGES

1.     REDUCTIONS AND TERMINATIONS

       Reinsurance amounts are calculated in terms of coverages on the life of a person. If any of the Company's policies or riders on the person are reduced or terminated, the reinsurance in force will be reduced by the corresponding amount. The reduction will not be applied to force the Company to reassume more than its regular retention limit at the time of the reduction for the age at issue, mortality rating and form of the policy or policies for which reinsurance is being terminated. The reduction first shall be applied to reinsurance, if any, on the particular policy reduced. If the reduction exceeds the amount of reinsurance on that policy, the reduction shall then be applied to reinsurance on other policies on that life in


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the order in which the policies were effected, the first effected shall be the first terminated or reduced. If reinsurance has been ceded to more than one reinsurer, the reduction in Life Re's reinsurance will be in proportion to the reduction in the total. After the proportion has been determined, the rules above will be used.

2.     REINSTATEMENTS

       Risks under policies issued upon conversion and ceded to Life Re that were reduced, terminated or lapsed, if reinstated by the Company in the normal course of business, will be reinstated to the amount that would have been in force had the policy not been reduced, terminated or lapsed.

       In connection with all such reinstatements, the Company shall pay Life Re all reinsurance premiums and interest in like manner as the Company has received under its policy.

3.     NONFORFEITURE BENEFITS

       Life Re will participate in the mortality risks associated with nonforfeiture benefits under whole life policies at the rates set forth in Schedule C.

4.     POLICY LOANS

       Life Re will not participate in policy loans on policies reinsured under this Agreement.


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5.     CONTRACTUAL CONVERSIONS AND EXCHANGES

       In the event of a contractual conversion or exchange, understood to be one which requires no evidence of insurability, any risk resulting from such conversion or exchange (other than conversions to First to Die or Second to Die products), shall continue to be reinsured by Life Re (conversions to First to Die and Second to Die products will remain with the Company). The reinsured net amount at risk on the policy resulting from such conversion or exchange shall not exceed the current reinsured net amount at risk on the policy or policies being converted or exchanged. If, however, the conversion or exchange results in an increase in the risk to be reinsured, the amount of the increase shall be subject to evidence of insurability.

6.     RIGHT TO REINSURE CONVERSIONS AND EXCHANGES

       In addition, if the Company takes any steps to convert or exchange any of the reinsured policies, then Life Re shall be entitled to reinsure such converted or exchanged policies as well.

                                    ARTICLE X

                                   INSOLVENCY

       All reinsurance under this Agreement will be paid on demand by Life Re directly to the Company, its liquidator, receiver, or statutory successor, on the basis of the liability of the Company under the policy or policies reinsured without diminution because of the insolvency of the Company. In the event of the insolvency of the Company, the liquidator, receiver, or statutory successor of the Company will give written notice to Life Re of a pending claim against Life Re or the Company on any policy reinsured within a reasonable


                                      15

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time after the claim is filed in the conversation, liquidation, or insolvency proceedings. While the claim is pending, Life Re may investigate and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defenses which it may deem available to the Company or its liquidator, receiver, or statutory successor. The expense incurred by life Re will be charged, subject to court approval, against the Company as an expense of the conversation, liquidation, or insolvency to the extent of a proportionate share of the benefit that accrues to the Company as a result of the defenses by Life Re. Where two or more reinsurers are involved and a majority in interest elect to defend a claim, the expense will be apportioned in accordance with the terms of the Agreement as if the expense had been incurred by the Company.

                                   ARTICLE XI

                                   ARBITRATION

       Life Re and the Company intend that any dispute between them under or with respect to this Agreement be resolved without resort to any litigation. Accordingly, Life Re and the Company agree that they will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute; PROVIDED, HOWEVER, that if any such dispute cannot be so resolved by them within sixty calendar days (or such longer period as the parties may agree) after commencing such negotiations, Life Re and the Company agree that they will submit such dispute to arbitration in the manner specified in, and such arbitration proceeding will be conducted in accordance with, the rules of the American Arbitration Association.


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       The arbitration hearing will be before a panel of three arbitrators, each of whom much be a present or former officer of a life insurance or life reinsurance company. Life Re and the Company will each appoint one arbitrator by written notification to the other party within thirty calendar days after the date of the mailing of the notification initiating the arbitration. These two arbitrators will then select the third arbitrator within sixty calendar days after the date of the mailing of the notification initiating arbitration.

       If either Life Re or the Company fail to appoint an arbitrator, or should the two arbitrators be unable to agree upon the choice of a third arbitrator, the president of the American Arbitration Association or of its successor organization or (if necessary) the president of any similar organization designated by lot of Life Re and the Company within thirty calendar days after the request will appoint the necessary arbitrators.

       The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators; PROVIDED, HOWEVER, that if no two arbitrators reach the same decision, then the average of the two closest mathematical determinations will constitute the decision of all three arbitrators. The place of arbitration will be Stamford, Connecticut. Each decision (including without limitation each award) of the arbitrators will be final and binding on all parties and will be nonappealable, and (at the request of either Life Re or the Company) any award of the arbitrators may be confirmed by a judgement entered by any court of competent jurisdiction. Any award or judgement will bear interest at an appropriate interest rate. Each party will be responsible for paying (a) all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in conjunction with such arbitration and (b) one-half of the fees and expenses charged by each arbitrator.


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                                   ARTICLE XII

                               GENERAL PROVISIONS

1.     POLICY FORMS AND RATES

       Upon request by Life Re, the Company will make available to Life Re specimen copies of the application forms, policy and rider forms, premium and non-forfeiture value manuals, reserve tables and any other forms or tables needed for proper handling of its reinsurance under this Agreement. It will advise Life Re promptly of any changes it may adopt from time to time.

2.     REINSURANCE CONDITIONS

       The reinsurance is subject to the same limitations and conditions as the insurance under the policy or policies written by the Company on which the reinsurance is based.

3.     EXPENSES

       Life Re will not bear the expense of any medical examinations, inspections fees, or other charges in connection with the policy.

4.     ERRORS AND OMISSIONS

       If either the Company or Life Re fails to perform an obligation under this Agreement, and such failure is the result of an Error on the part of the Company or Life Re, such Error shall be corrected by restoring both the Company and Life Re to the positions they would have occupied had no such Error occurred. For this purpose, "Error" means an administrative mistake made inadvertently. For business reported but not covered under the provisions of this Agreement, Life Re shall be obligated only for the return of premium paid.


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5.     OFFSET

       Any amount under this Agreement which either the Company or Life Re is contractually obligated to pay to the other party may be paid out of any amount which is due and unpaid under this Agreement. The application of this offset provision will not be deemed to constitute diminution in the event of insolvency.

6.     INSPECTION

       At any reasonable time, Life Re may inspect the original papers and any and all books or documents at the Home Office of the Company relating to or affecting reinsurance under this Agreement.

7.     ENTIRE AGREEMENT PROVISION

       This Agreement and the Schedules attached hereto supersede all prior discussions and written and oral agreements between the parties with respect to the subject matter of this Agreement. This Agreement and the Schedules attached hereto contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and may only be amended in a writing signed by the parties.

8.     NOTICES

       Any notice, request, instruction, or other document to be given hereunder by any party hereto to the other party hereto will be in writing and (i) delivered personally, (ii) sent by facsimile, (iii) delivered by overnight express, or (iv) sent by registered or certified mail, postage prepaid, as follows:


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       If to the Company, to:

                  State Mutual Life Assurance Company of America
                  440 Lincoln Street
                  Worcester, Massachusetts 01653
                  Attention:     Robert P. Mills, Jr., Assistant Vice President
                                  and Actuary
                  Facsimile:     508/853-6332
                  Telephone:     508/855-2251

       If to Life Re, to:

                  Life Reassurance Corporation of America
                  969 High Ridge Road
                  Stamford, Connecticut 06905
                  Attention:     Claudia E. Cannataro, Vice President
                  Facsimile:     203/321-3200
                  Telephone:     203/321-3000

or at such other address for a party as will be specified by like notice. Each notice or other communication required or permitted under this Agreement that is addressed as provided in this Article XII will, if delivered personally or by overnight express, be deemed given upon delivery; will, if delivered by facsimile or similar facsimile transmission, be deemed delivered when electronically confirmed; and will, if delivered by mail in the manner described above, be deemed given on the third business day after the day it is deposited in a regular depository of the United States mail.

                                  ARTICLE XIII

                              DURATION OF AGREEMENT

       This Agreement will be effective on and after the effective date stated in Article XIV. It is unlimited in duration but may be amended by mutual consent of the Company and Life Re.


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                                   ARTICLE XIV

                                    EXECUTION

         In witness of the above, this Agreement is signed in duplicate in one or more counterparts at the dates and places indicated with an effective date of January 1, 1995.

                                           STATE MUTUAL LIFE ASSURANCE
                                           COMPANY OF AMERICA

Date:         April 24, 1997               By:      /s/ Robert P. Mills, Jr.
              -------------------------             ----------------------------

Place:        Worcester, MA                Title:   AVP & Actuary
              -------------------------             ----------------------------

Witness:      /s/
              -------------------------



                                           LIFE REASSURANCE CORPORATION
                                           OF AMERICA

Date:         September 26, 1996           By:      /s/
              -------------------------             ----------------------------

Place:        Stamford, CT                 Title:   Executive Vice President
              -------------------------             ----------------------------

Witness:      /s/
              -------------------------


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                                   SCHEDULE A

RETENTION LIMITS OF THE COMPANY

         The Company shall not retain any portion of risk on the policies issued upon continuation or conversion reinsured by Life Re hereunder. Increases after conversion or at the same time as conversion will not be covered by this Agreement.




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                               Schedule B, Part 1


                                 Omitted 1 Page



Life Re Agreement #6092-1

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                               SCHEDULE B, PART II


SELF-ADMINISTERED REINSURANCE

POLICY TRANSACTION DETAIL REPORT

A. The policy detail report should be broken down into the following categories:

       1 - First Year
       2 - Renewals
       3 - Terminations - (First year/Renewal split optional, subtotals by termination type optional).
       4 - Changes - (First year/Renewal split optional, subtotals by change type optional).

       *If premium mode other than annual.

       Subtotal should be provided by plan code for each of the above categories. Where smokers and non-smokers are not assigned separate plan codes, subtotals for the above should be further broken down to provide totals by smoking habit.

       Automatic and facultative business should be shown separately for each of the five categories above.

       If more than one currency is involved per treaty, provide separate reports by currency.

       If there is any qualified pension business ceded, please provide separate reporting.

B.     FIELD DESCRIPTIONS

1.     Insured Information

           Name - Full name (Last, first, middle) for insured

           DOB - Full date of birth (MM/DD/YY) for insured

           Sex - M/F




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                                                     Schedule B, Part II, Page 2

           S/N - Smoker habit. Up to three spaces should be allotted for this field to accommodate codes relevant to the treaty reported. Suggested codes are:

                 S    -  Smoker
                 N    -  Nonsmoker
                 A    -  Aggregate (or composite)
                 PN   -  Preferred nonsmoker
                 PS   -  Preferred smoker

           Age -   Actual age at issue

           ST -    State of residence

       2.  Policy Information

           Policy No.   -  Ceding company's policy number.
                        -  Policies should be listed in numerical order.

           Plan         -  Ceding company's plan code.

           DOI          -  Full policy  date (MM/DD/YY). This is the date from
                           which renewal processing will be driven.

           DRN          -  Duration from original policy date (i.e., where
                           attained scale rates apply to policy conversions or replacements).

           A/F          -  Automatic/Facultative indicator. Business ceded on a
                           fac/ob basis can be indicated by an "0" in this field.

           Rating       -  Indicate table if substandard. 100% for standard
                           issues.

           Flat         -  Flat extra amount per thousand.

           Yrs          -  Duration of flat extra (number of years).




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                                                     Schedule B, Part II, Page 3

           OPT          -  For Universal Life plans only, indicate death benefit
                           Option 1 or 2. Under Option 1, the level death benefit option, the amount at risk decreases as the cash value accumulates. Option 2 produces an increasing death benefit, equivalent to the specified amount plus the accumulated cash value. The Reinsured
                           Net Amount at Risk remains level under this option.

           COV          -  L - Basic Coverage
                           WP - Waiver of Premium
                           ADB - Accidental Death Benefit

           DIRECT       -  Full face amount of the coverage at issue.
           FACE

           REINS.       -  Initial amount ceded.
           FACE

           REINS.       -  Current reinsured amount at risk.
           AAR

           Chg. Amt.    -  ANY change to the reinsurance amount at risk since
                           previous report should be illustrated here.

           Chg. Dt.     -  Effective date of policy changes. Applies to
                           termination and change reports, may be blank for new business and renewals.

           TR.          -  Transaction type (see list in Part C below).

           Base Prem.   -  Gross premium due for each coverage (excluding
                           substandard premium amounts).

           SStd. Prem.  -  Gross substandard premium, i.e., multiple and/or flat extra premiums, if applicable.

           Base Allow.  -  Allowance (commission) due on base premium amount.

           SStd. Allow. -  Allowance (commission) due on substandard premium amount.

           Net          -  Net amount due per coverage.

                                                     Schedule B, Part II, Page 4

C.     TRANSACTION TYPES

       Suggested alpha codes for each of the various transaction types are:

       1.  FO     -   First year other than New Business

       2.  RL     -   Renewal

       3.  Terminations

           LP     -   Lapse
           NT     -   Not Taken
           SR     -   Surrender
           EX     -   Expiry
           DH     -   Death
           RC     -   Recapture

       4.  Changes

           RS     -   Reinstatement
           IC     -   Increase
           DC     -   Decrease
           CA     -   Conversions on
           CO     -   Conversions off

           RA     -   Internal Replacements on
           RO     -   Internal Replacements off
           ET     -   ET1
           RP     -   Reduced Paid Up
           MS     -   Misc. (e.g. name changes, benefit additions)

                                   SCHEDULE C

                              SCHEDULE OF PREMIUMS

Note: The attached premiums were derived by multiplying the 1975-80 Basic Table, Select and Ultimate, Male and Female, Age Nearest Birthday, found in volume XXXVIII of the Transactions of the Society of Actuaries by 1.16 and then applying the following factors:

          ATTAINED AGE        NON-SMOKER       SMOKER
          ------------        ----------       ------
             0 - 17              95%             95%
            18 - 29              65%            125%
            30 - 39              65%            145%
            40 - 69              70%            170%
            70 - 79              75%            150%
            80 - 89              80%            130%
               90+               90%            105%

                     LIFE REASSURANCE CORPORATION OF AMERICA
                                 MALE, NONSMOKER
                YEARLY RENEWABLE TERM PREMIUM PER $1,000 AT RISK


                                 Omitted 8 Pages

                                   SCHEDULE C

                               PART II - DISCOUNTS

                             Agreement Number 6092-1


The allowance for commissions granted for reinsurance amounts expressed as a percentage of the premium rate charged by the Company are shown below for the applicable benefit.

                BENEFIT                            FIRST YEAR         RENEWAL YEAR
                -------                            ----------         ------------
Life Insurance - Flat Extra Premiums

          Aviation Hazard                              10%                  10%
          Temporary Extras (5 yrs. or less)            10%                  10%
          Permanent Extras                            100%                  10%

Amendment I to Reinsurance Agreement 6092-1 (Automatic YRT Bulk) between STATE MUTUAL LIFE ASSURANCE COMPANY OF AMERICA of Worcester, Massachusetts (the "Company") and LIFE REASSURANCE CORPORATION OF AMERICA of Stamford, Connecticut ("Life Re").


AMENDMENT I.

Effective October 11, 1995, the party referred to in this Agreement as the "Company" shall hereafter be the FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY of Worcester, Massachusetts.

All provisions of the Reinsurance Agreement not in conflict with the provisions of this Amendment will continue unchanged.

This Amendment is signed in duplicate at the dates and places indicated with an effective date of October 11, 1995.


                                           FIRST ALLMERICA FINANCIAL
                                           LIFE INSURANCE COMPANY

Date:         April 24, 1997               By:      /s/ Robert P. Mills, Jr.
              ---------------------                 ----------------------------

Place:        Worcester, MA                Title:   AVP & Actuary
              ---------------------                 ----------------------------

Witness:      /s/
              ---------------------


                                           LIFE REASSURANCE
                                           CORPORATION OF AMERICA

Date:         September 26, 1996           By:      /s/
              ---------------------                 ----------------------------

Place:        Stamford, CT                 Title:   Vice President
              ---------------------                 ----------------------------

Witness:      /s/
              ---------------------

Amendment II to Reinsurance Agreement 6092-1 (Automatic YRT Bulk-Conversions) between FIRST ALMLERICA FINANCIAL LIFE INSURANCE COMPANY of Worcester, Massachusetts (the "Company") and LIFE REASSURANCE CORPORATION OF AMERICA of Stamford, Connecticut ("Life Re").


AMENDMENT II.

Effective November 1, 1996, the following #3, TERM CONVERSIONS - AMERICAN MAYFLOWER is hereby added to Article I of this Agreement:

3.     TERM CONVERSIONS - AMERICAN MAYFLOWER

       Life Re agrees to reinsure on a point-in-scale basis the VEL policies issued as a continuation of term policies originally issued by American Mayflower through the Allmerica Product Network. These continuations shall be administered as conversions of such term insurance to First Allmerica Financial Life Insurance Company's VEL policy except they will be processed as replacements. The VEL policies will not be re-underwritten to the extent that the death benefit does not change. Increases will not be covered under this amendment or this reinsurance agreement.

All other provisions of the Reinsurance Agreement will continue unchanged.

This Amendment is signed in duplicate at the dates and places indicated with an effective date of November 1, 1996.


                                           FIRST ALLMERICA FINANCIAL
                                           LIFE INSURANCE COMPANY

Date:         October 17, 1997             By:      /s/ Robert P. Mills, Jr.
              ----------------------                ----------------------------

Place:        Worcester, MA                Title:   AVP & Actuary
              ----------------------                ----------------------------

Witness:      /s/
              ----------------------


                                           LIFE REASSURANCE
                                           CORPORATION OF AMERICA

Date:         10/14/97                     By:      /s/
              ----------------------                ----------------------------

Place:        Stamford, CT                 Title:   Vice President
              ----------------------                ----------------------------

Witness:      /s/
              ----------------------



LIFE RE AMENDMENT I, AGREEMENT #6092-1
10/09/1997